JOINT DISPATCH

                                       AND

                              POWER SALES AGREEMENT

                                      AMONG

                            MONONGAHELA POWER COMPANY
                           THE POTOMAC EDISON COMPANY
                             WEST PENN POWER COMPANY

                                       AND

                             DUQUESNE LIGHT COMPANY



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                                 JOINT DISPATCH
                                       AND
                              POWER SALES AGREEMENT
                                      AMONG
                            MONONGAHELA POWER COMPANY
                           THE POTOMAC EDISON COMPANY
                             WEST PENN POWER COMPANY
                                       AND
                             DUQUESNE LIGHT COMPANY

         THIS AGREEMENT is made and entered into this 1st day of August, 1997, by and between MONONGAHELA POWER COMPANY ("MP"), an Ohio corporation, THE POTOMAC EDISON COMPANY ("PE"), a Maryland and Virginia corporation, WEST PENN POWER COMPANY ("WP"), a Pennsylvania corporation and DUQUESNE LIGHT COMPANY ("DL"), a Pennsylvania corporation, referred to collectively as "Parties" and singularly as "Party".

         WHEREAS, DQE, INC. and Allegheny Power System, Inc., parent companies of Parties, have entered into an Agreement and Plan of Merger, dated April 5, 1997; and

         WHEREAS, Pursuant to the Agreement and Plan of Merger, DQE, Inc. ("DQE") will become wholly-owned subsidiaries of Allegheny Power System, Inc. ("APS"), a Maryland corporation; and


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         WHEREAS, Parties are the owners and operators of electric generation, transmission and distribution facilities and are engaged in the business of generating, transmitting, distributing and selling electric energy to the general public, electric utilities, municipalities and cooperatives; and

         WHEREAS, MP, PE and WP are already parties to a Power Supply Agreement dated January 1, 1968, as amended, under which they jointly operate and dispatch their electric systems; and

         WHEREAS, to maximize efficiency, and to achieve merger related savings, WP, MP, PE and DL will be operated as an integrated control area, will economically commit and dispatch the combined Generating Resources, and will economically utilize power and energy available to the Combined System to transact with other utilities and wholesale entities in order to operate the Combined System in a reliable, efficient, and economic manner;

         NOW, THEREFORE, in consideration of the covenants and premises herein set forth, the Parties mutually agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         For the purpose of this Agreement, and the Appendices and Service Schedules which are a part hereof, the following definitions shall apply:


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         1.01 AGENT means Allegheny Power Service Corporation.

         1.02 AGREEMENT means this Joint Dispatch Agreement together with all Appendices and Service Schedules applying thereto and any amendments made hereafter.

         1.03 PSA means the Power Supply Agreement dated January 1, 1968 among MP, PE and WP and all amendments and schedules thereto.

         1.04 COMBINED SYSTEM means the combined Generating Resources and Transmission Plant of the Parties.

         1.05 CONTROL AREA means the combined electric systems of MP, PE, WP and DL as bounded by interconnection (tie line) metering and telemetry, such that the Generating Resources are controlled directly to maintain the interchange schedule with other control areas to contribute to frequency regulation of the interconnected system.

         1.06 GENERATING RESOURCES means all power generating facilities owned by a Party available to meet the Load Requirements of the Parties.

         1.07 GENERATING UNIT means an electric generator, together with all auxiliary devices and equipment designed to be operated for the production of electric power and energy.

         1.08 INCREMENTAL COST means any costs incurred by a Party solely by reason of its generation of an incremental amount of energy, which may include but shall not be limited to, costs of fuel, labor, operation, maintenance, start-up, fuel handling, taxes, regulatory commission charges, transmission losses and emissions allowances.

         1.09 LOAD REQUIREMENTS means the demand and energy which each Party is obligated to provide to satisfy regulated retail service territory commitments.



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         1.10 OFF-SYSTEM PURCHASES means purchases from a third party of energy and/or associated capacity to reduce costs or to provide reliability for the system or as required by law.

         1.11 OFF-SYSTEM SALES means all wholesale sales of power and energy to third parties.

         1.12 OPEN ACCESS TRANSMISSION TARIFF means the Allegheny Energy transmission tariff filed with the FERC on behalf of MP, PE, WP and DL to provide transmission service over the Combined System in compliance with FERC Order No. 888.

         1.13 SYSTEM DISPATCH means the centralized, economic commitment and dispatch of the Combined System's Generating Resources and Off-System Purchases.

         1.14 TRANSMISSION PLANT means the facilities owned, controlled or operated by MP, PE, WP, and DL that are used to provide transmission service.

         1.15 UNREGULATED LOAD is demand and energy which any Party serves on a competitive basis as a result of retail competition.


                                   ARTICLE II
                                TERM OF AGREEMENT

         2.01 This Agreement shall take effect as soon as practicable after the merger between DQE and APS becomes effective, and shall continue in full force and effect for a minimum of one year, continuing thereafter until terminated by one or more of the Parties with at least 30 days written notice.



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         2.02 This Agreement will be reviewed periodically by the Parties to determine whether revisions are necessary or appropriate.


                                   ARTICLE III
                                     PURPOSE

         The purpose of this Agreement is to provide the contractual basis for coordinated operation of the Combined System to achieve economies consistent with the provision of reliable electric service.


                                   ARTICLE IV
                                      AGENT

         4.01 RESPONSIBILITY OF THE AGENT

         As soon as the merger becomes effective, DL shall execute a service agreement with APSC for the purpose of, among other things:

         a) coordinating the System Dispatch;

         b) maintaining the reliability of the Combined System through monitoring and security assessments;

         c) scheduling Off-System Purchases and Off-System Sales;

         d) coordinating the provision of transmission service;

         e) the development of all bills and billing related information between the Parties and with other transacting entities;

         f) operation and maintenance of a central control center to achieve these purposes; and



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         g) other such activities and duties as may be necessary or as assigned by the Parties.

         4.02 EXPENSES

         All expenses incurred by the Agent in the performance of its responsibilities shall be settled in accordance with the arrangements provided for in the service agreement, between DL and APSC, dated as of the effective date of the merger.


                                    ARTICLE V
                              COORDINATED OPERATION

         5.01 OPERATION OF THE COMBINED SYSTEM

         The Agent shall administer the System Dispatch of the Combined System for Load Requirements in accordance with the provisions of Article II of the PSA. The Agent shall administer a separate System Dispatch for the Unregulated Load of DL and WP.

         5.02 COMMUNICATIONS AND OTHER FACILITIES

         The Parties shall provide communications, metering and other facilities necessary for the metering and control of the Generating Resources and interconnected transmission facilities. Each Party shall be responsible for any expenses it incurs for the installation, operation and maintenance of facilities at its own Generating Units and interconnected transmission facilities. Any expenses incurred due to facilities required at or for the central control center to operate the Combined System shall be settled in accordance with the arrangements made by the Parties for compensation for services provided among and on behalf of the Parties.


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                                   ARTICLE VI
                        ASSIGNMENT OF COSTS AND BENEFITS
                            OF COORDINATED OPERATIONS

         6.01 ACCOUNTING FOR ENERGY COSTS OF DL GENERATING RESOURCES

         Where DL Generating Resources are dispatched to serve Load Requirements of WP, MP or PE, DL shall be compensated at Incremental Cost by WP. WP shall treat this purchase as an own account purchase under the PSA. Where MP, PE, or WP Generating Resources are dispatched to serve DL Load Requirements, DL shall pay at Incremental Cost as an own account sale from WP under the PSA and WP shall be compensated for its Incremental Costs under the terms of the PSA.

         6.02 FIXED COSTS OF EXISTING GENERATING RESOURCES

         All fixed costs of DL's Generating Resources shall remain the responsibility of DL.

         6.03 OFF-SYSTEM ENERGY SALES

         When the Combined System is dispatched to serve an Off-System Sale, the benefits of that sale shall be shared by WP with DL on the following basis. WP's benefits received under Article V of the PSA shall be shared with DL on the basis of the ratio of average peak DL Load Requirements for the twelve (12) coincident monthly peaks preceding the Off-System Sale (DL Peak Load Average) over the sum of the DL Peak Load Average, plus the average peak WP Load Requirements for the twelve (12) coincident monthly peaks preceding the Off-System Sale.

        6.04 UNREGULATED LOAD SALES When DL's and WP's Generating Resources are dispatched to serve Unregulated Load Requirements, the benefits of the

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sale shall be shared by WP and DL on the basis of the ratio of the average peak
DL Unregulated Load Requirements for the twelve coincident monthly peaks preceding the sale (DL Unregulated Peak Load Average) over the sum of the DL Unregulated Peak Load Average, plus the average peak WP Unregulated Load Requirements for the twelve coincident monthly peaks preceding the sale.


                                   ARTICLE VII
                   ASSIGNMENT OF TRANSMISSION SERVICE REVENUES

         7.01 REVENUE FROM THE COMBINED SYSTEM'S OPEN ACCESS TRANSMISSION TARIFF

         Revenue from the Combined System's Open Access Transmission Tariff ("Tariff") and any other applicable transmission service revenues shall be assigned to DL consistent with the "network customer-owned transmission facilities" requirements of Section 30.9 of the Tariff. Each Party to this Agreement recognizes that all Parties have significant transmission investments that qualify as network customer owned transmission facilities under the Tariff.


                                  ARTICLE VIII
                               BILLING PROCEDURES

         8.01 RECORDS

         The Agent shall maintain such records as may be necessary to determine the assignment of costs and benefits of coordinated operations pursuant to
Article VI of this Agreement. Such records shall be made available to the Parties upon request.



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         8.02 MONTHLY STATEMENTS

         As promptly as practicable after the end of each calendar month, the Agent shall prepare a statement setting forth the monthly summary of the costs and revenues allocated or assigned to the Parties in sufficient detail as may be needed for settlements under the provisions of this Agreement.

         8.03 TAXES

         Should any federal, state, or local tax, in addition to such taxes as may now exist, be levied upon the electric power, energy, or service to be provided in connection with this Agreement, or upon the provider of service as measured by the power, energy, or service, or the revenue therefrom, such additional tax shall be included in the net billing.


                                   ARTICLE IX
                                  FORCE MAJEURE

         No Party shall be liable to the other Parties for or on account of any loss, damage, injury, or expense resulting from or arising out of a delay or failure to perform, either in whole or in part, any of the agreements covenants, or obligations made by or imposed upon the Parties by this Agreement, by reasons of or through strike, work stoppage of labor, failure of contractors or suppliers of materials (including fuel), failure of equipment, environmental restrictions, riot, fire, flood, ice, invasion, civil war, commotion, insurrection, military or usurped power, order of any Court granted in any bona fide adverse legal proceedings or action, or of any civil or military authority either

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de facto or de jure, explosion, Act of God or the public enemies, or any cause reasonably beyond its control and not attributable to its neglect. Any Party experiencing such a delay or failure to perform shall use due diligence to remove the cause or causes thereof. However, no Party shall be required to add to, modify, or upgrade any facilities, or to settle a strike or labor dispute except when, according to its own best judgment, such action is advisable.

                                    ARTICLE X
                               INDUSTRY STANDARDS

         The Parties agree to conform to all applicable NERC and ECAR principles, guides, criteria, and standards and industry standard practices of reliable system operations as they affect the implementation of this Agreement.

                                   ARTICLE XI
                                    GENERAL

         11.01    NO THIRD PARTY BENEFICIARIES

         This Agreement does not create rights of any character whatsoever in favor of any person, corporation, association, entity or power suppliers, other than the Parties, and the obligations herein assumed by the Parties are solely for the use and benefit of said Parties. Nothing in this Agreement shall be construed as permitting or vesting, or attempting to permit or vest, in any person, corporation, association, entity or power suppliers, other than the Parties, any rights hereunder or in any of the Generating Resources or Transmission Plant owned by the Parties or the use thereof.



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         11.02 WAIVERS

         Any waiver at any time by any Party of its right with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

         11.03 SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and be binding upon the Parties only, and their respective successors and assigns, and shall not be assignable by any Party without the written consent of the other Parties except to a successor in the operation of its properties by reason of a merger, consolidation, sale or foreclosure where substantially all such properties are acquired by or merged with such a successor.

         11.04 LIABILITY AND INDEMNIFICATION

         Subject to any applicable state or federal law which may specifically restrict limitations on liability, each Party shall release, indemnify, and hold harmless the other Parties, their directors, officers and employees from and against any and all liability for loss, damage, or expense alleged to arise from, or incidental to, injury to persons and/or damage to property in connection with its facilities or the production or transmission of electric energy by or through such facilities, or related to performance or non-performance of this Agreement, including any negligence arising hereunder. In no event shall any Party be liable to the other Parties for any indirect, special incidental, or consequential damages with respect to any claim arising out of this Agreement.



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         11.05 GOVERNING LAW

         The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the applicable laws of the commonwealth of Pennsylvania.


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                                   ARTICLE XII
                               REGULATORY APPROVAL

         12.01    REGULATORY AUTHORIZATION

         This Agreement shall be subject to the approval of the regulatory agencies having jurisdiction. In the event that this Agreement is not accepted in its entirety by all such agencies, any Party may terminate this Agreement immediately.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested by their duly authorized officers on the day and year first above written.

                                                MONONGAHELA POWER COMPANY

/s/ Eileen M. Beck                              BY /s/ Michael P. Morrell
     Secretary                                          Vice President



                                                THE POTOMAC EDISON COMPANY




/s/ Eileen M. Beck                              BY /s/ Michael P. Morrell
     Secretary                                          Vice President

                                    WEST PENN POWER COMPANY



/s/ Eileen M. Beck                  By /s/ Michael P. Morrell
     Secretary                              Vice President





                                    DUQUESNE LIGHT COMPANY




                                    By_____________________________________
                                      President and Chief Executive Officer

                                    WEST PENN POWER COMPANY



/s/ Eileen M. Beck                   By /s/ Michael P. Morrell
     Secretary                               Vice President





                                    DUQUESNE LIGHT COMPANY



/s/ Diane S. Eismont                By /s/ David Marshall
     Secretary                             President and Chief Executive Officer